Proxy Voting Policy

Background

Manulife Asset Management (“MAM” or the “Firm”)* represents investment advisors registered in certain countries as appropriate to support the broader Manulife Asset Management discretionary advisory business.

Applicable rules may require an investment advisor to (i) adopt proxy policies reasonably designed to seek to ensure the advisor votes proxies in the best interests of its clients, including addressing material conflicts of interest; (ii) disclose to clients information about its proxy policies; and (iii) maintain certain records relating to proxy voting. These requirements are designed to minimize conflicts of interest and to seek to ensure greater transparency in the voting of proxies.

MAM has adopted a proxy voting policy and procedures to seek to ensure proxies are voted in the best interests of its clients and its proxy voting activities adhere to the requirements of all applicable rules and general fiduciary principles. Where MAM is granted and accepts responsibility for voting proxies for client accounts, it will take reasonable steps to seek to ensure proxies are received and voted in the best interest of the client with a view to enhance the value of the shares of equity securities held in client accounts.

MAM has contracted with Institutional Shareholder Services Inc. (“ISS”) an independent third party service provider, to vote clients’ proxies. The Firm has adopted ISS proxy voting recommendations and established corresponding Firm Proxy Voting guidelines. Proxies will be voted in accordance with the voting recommendations contained in the applicable domestic or global ISS Proxy Voting Manual, as in effect from time to time. Except in instances where a MAM’s client retains voting authority, MAM will instruct custodians of client accounts to forward all proxy statements and materials received in respect of client accounts to ISS.

MAM has engaged ISS as its proxy voting agent to:

1.	research and make voting recommendations or, for matters for which Manulife Asset Management has so delegated, to make the voting determinations;

2.	ensure proxies are voted and submitted in a timely manner;

3.	handle other administrative functions of proxy voting;

4.	maintain records of proxy statements received in connection with proxy votes and provide copies of such proxy statements promptly upon request;

5.	maintain records of votes cast; and

6.	provide recommendations with respect to proxy voting matters in general.

* Refer to Appendix of Affiliated MAM entities that have adopted this policy

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Policy Administration, Oversight and Governance

MAM’s Proxy Voting Team is responsible for administering and implementing the Proxy Voting Policy, including the proper oversight of ISS and any other service providers hired by the Firm to assist it in the proxy voting process.

Proxy Voting Team is responsible for administering the proxy voting process, including:

1.	Implementing and updating the applicable domestic and global ISS proxy voting guidelines;

2.	Coordinating and overseeing the proxy voting process performed by ISS; and

3.	Providing periodic reports to the Brokerage Practices Committee (BPC), Operating Committee, the Chief Compliance Officer, Advisory Clients or any other persons/committee as deemed appropriate.

Proper oversight of the vendor will include periodic due diligence of the vendor including its’ industry reputation, risk, compliance and technology infrastructure and the vendor’s ability to meet the Firm’s requirements relative to reporting and other service requirements including; assessing the adequacy and quality of the proxy advisory firm’s staffing and personnel; and assessing whether the proxy advisory firm has robust policies and procedures that enable it to make proxy voting recommendations based on current and accurate information and to identify and address conflicts of interest relating to its voting recommendations.

All proxies received on behalf of Clients are forwarded to ISS. Any MAM employee that receives a client’s proxy statement should therefore notify Proxy Voting Team and arrange for immediate delivery to ISS.

In addition to voting proxies, MAM:

1.	describes its proxy voting procedures to its clients in the relevant or required disclosure document;

2.	provides clients with a copy of the Proxy Voting Policy, upon request;

3.	discloses to its clients how they may obtain information on how MAM voted the client’s proxies;

4.	generally applies its Proxy Voting Policy consistently;

5.	documents the reason(s) for voting for all non-routine items; and

6.	keep records of such proxy voting through ISS available for inspection by the Client or government agencies.

Oversight and Governance

Oversight of the proxy voting process is the responsibility of the Firm’s Brokerage Practices Committee (“BPC”) which reports up to the Firm’s Operating Committee). However the Operating Committee is responsible for reviewing and approving amendments to the Proxy Voting Policy. The BPC or its’ designee should be provided a periodic evaluation of vendor due diligence and service activity including a summary of vendor proxy voting activity on behalf the Firm’s clients. Reporting should include trends relative to non-routine items, conflict of interest situations, voting outside of Proxy guidelines and the rationale and other material matters.

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On a quarterly basis, Proxy Voting Team should provide the BPC with summary of instances where MAM has (i) voted proxies in a manner inconsistent with the recommendation of ISS, and (ii) voted proxies in circumstances in which a material conflict of interest may exist as set forth in the Conflicts section.

Material proxy voting issues identified by the Proxy Voting Team are to be escalated to the Firm’s Chief Compliance Officer. As appropriate, the BPC (or their designee) will be informed of material matters and related actions taken by the responsible parties.

The Chief Compliance Officer makes an annual risk-based assessment of the Firm’s compliance program, which may include proxy voting activities, and may conduct a review of the Procedures to determine such Procedures are reasonably designed to achieve their purpose. The Chief Compliance Officer makes periodic reports to MAM SIPC that includes a summary of issues identified in the review of activities as part of the compliance program.

General Principles

Scope

This Policy permits Clients to:

1.	delegate to MAM the responsibility and authority to vote proxies on their behalf according to MAM’s Proxy Voting Policy and guidelines; or

2.	delegate to MAM the responsibility and authority to vote proxies on their behalf according to the particular Client’s own proxy voting policies and guidelines, subject to acceptance by the Firm, as mutually agreed upon between the Firm and the Client.

MAM seeks to vote proxies in the best economic interests of all of its Clients for whom the Firm has proxy voting authority and responsibilities. In the ordinary course, this entails voting proxies in a manner which the Firm believes will maximize the economic value of client security holdings.

The Firm believes its Proxy Voting Policy is reasonably designed to ensure proxy matters are conducted in the best interest of Clients, and in accordance with MAM’s fiduciary duties and applicable rules.

General Standards on Voting

The following are examples of general standards the Firm has established relative to its’ proxy voting obligations:

MAM does not engage in the practice of “empty voting” (a term embracing a variety of factual circumstances that result in a partial or total separation of the right to vote at a shareholders meeting from beneficial ownership of the shares on the meeting date). MAM prohibits investment managers from creating large hedge positions solely to gain the vote while avoiding economic exposure to the market. MAM will not knowingly vote borrowed shares (for example, shares borrowed for short sales and hedging transactions) that the lender of the shares is also voting.

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●

MAM reviews various criteria to determine whether the costs associated with voting the proxy exceed the expected benefit to Clients and may conduct a cost-benefit analysis in determining whether it is in the best economic interest to vote client proxies. Given the outcome of the cost-benefit analysis, the Firm may refrain from voting a proxy on behalf of the Clients’ accounts.

●	Except as otherwise required bylaw, MAM has a general policy of not disclosing to any issuer or third-party how MAM or its voting delegate voted a Client’s proxy.

●	MAM endeavors to show sensitivity to local market practices when voting proxies of non-domestic issuers. MAM votes in all markets where it is feasible to do so.

●	MAM may refrain from voting a proxy due to logistical considerations that may have a detrimental effect on the Firm’s ability to vote such a proxy. These issues may include, but are not limited to:

1.	proxy statements and ballots being written in a foreign language;

2.	underlying securities have been lent out pursuant to a Client’s securities lending program;

3.	untimely notice of a shareholder meeting;

4.	requirements to vote proxies in person;

5.	restrictions on foreigner’s ability to exercise votes;

6.	restrictions on the sale of securities for a period of time in proximity to the shareholder meeting (“share blocking and re-registration”);

7.	requirements to provide local agents with power of attorney to facilitate the voting instructions (such proxies are voted on a best-efforts basis); or

8.	inability of a Client’s custodian to forward and process proxies electronically.

●

From time to time, proxy votes will be solicited which involve special circumstances and require additional research and discussion or (ii) are not directly addressed by ISS. These proxies are identified through a number of methods, including, but not limited to, notification from ISS, concerns of clients, concerns raised by the Firm’s investment professionals and questions from consultants.

●

In such instances of special circumstances or issues not directly addressed by ISS, a sub-committee of the BPC (“Proxy Committee”) will be consulted for a determination of the proxy vote. The Proxy Committee comprises of no fewer than three members of the BPC. Although the Firm anticipates such instances will be rare, The Proxy Committee’s first determination is whether there is a material conflict of interest between the interests of a Client and those of MAM. If the Proxy Committee determines there is a material conflict, the process detailed under “Conflicts of Interest” below is followed. If there is no material conflict, the Proxy Committee examines each of the issuer’s proposals in detail in seeking to determine what vote would be in the best interests of Clients. At this point, the Proxy Committee will make a voting decision based on maximizing the economic value of all portfolios’ holdings for the issuer in question.

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There may be circumstances under which a portfolio manager or other MAM investment professional (“Manulife Asset Management Investment Professional”) believes it is in the best interest of a Client or Clients to vote proxies in a manner inconsistent with the recommendation of ISS. In such an event, as feasible, the Manulife Asset Management Investment Professional shall inform the Proxy Operations group of his or her decision to vote such proxy in a manner inconsistent with the recommendation of ISS and the rationale for such decision. Proxy Operations will report to the BPC no less than quarterly any instance where a Manulife Asset Management Investment Professional has decided to vote a proxy on behalf of a Client in such a manner.

Conflicts of Interest

From time to time, proxy voting proposals may raise conflicts between the interests of the Firm’s clients and the interests of the Firm and its affiliates or employees. For example, MAM or its affiliates may provide services to a company whose management is soliciting proxies, or to another entity which is a proponent of a particular proxy proposal. Another example could arise when MAM or its affiliates has business or other relationships with participants involved in proxy contests, such as a candidate for a corporate directorship. More specifically, if MAM is aware that one of the following conditions exists with respect to a proxy, MAM shall consider such event a potential material conflict of interest:

1.	MAM has a business relationship or potential relationship with the issuer;

2.	MAM has a business relationship with the proponent of the proxy proposal; or

3.	MAM members, employees or consultants have a personal or other business relationship with the participants in the proxy contest, such as corporate directors or director candidates.

MAM’s goal in addressing any such potential conflict is to ensure proxy votes are cast in the advisory clients’ best interests and are not affected by MAM’s potential conflict. In those instances, there are a number of courses MAM may take. The final decision as to which course to follow shall be made by the BPC or its designee.

In the event of a potential material conflict of interest, the BPC or its designee will either (i) vote such proxy according to the specific recommendation of ISS; (ii) abstain; or (iii) request the Client vote such proxy. All such instances shall be reported to the BPC and the Chief Compliance Officer at least quarterly.

In other cases, where the matter presents a potential material conflict and is not clearly within one of the ISS’ enumerated recommendations, or is of such a nature the BPC believes more active involvement is necessary, the BPC shall make a decision as to the voting of the proxy. The basis for the voting decision, including the basis for the determination the decision is in the best interests of the Client, shall be formalized in writing as a part of the minutes of the BPC.

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Recordkeeping

In accordance with applicable law, MAM shall retain the following documents for not less than five years from the end of the year in which the proxies were voted, the first two years in MAM’s office:

●	the MAM Proxy Voting Policy and any additional procedures created pursuant to that policy;

●

a copy of each proxy statement MAM receives regarding securities held by Clients (this requirement will be satisfied by ISS who has agreed in writing to do so or by obtaining a copy of the proxy statement from the EDGAR database);

●	a record of each vote cast by MAM (this requirement will be satisfied by ISS who has agreed in writing to do so) on behalf of Clients;

●	a copy of any document created by MAM that was material in making its voting decision or that memorializes the basis for such decision; and

●	a copy of each written request from a client, and response to the client, for information on how MAM clients’ proxies were voted.

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Appendix of Affiliated MAM Entities
Manulife Asset Management (US) LLC
Manulife Asset Management (North America) Limited
Manulife Asset Management Limited+
Manulife Asset Management (Europe) Limited
Manulife Asset Management Trust Company LLC

+Investment management business only.

Policy Edition: December 2017; prior versions September 2015, January 2015 and August 2014

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WELLS FARGO ASSET MANAGEMENT1

PROXY VOTING POLICIES AND PROCEDURES

EFFECTIVE AS OF JANUARY 1, 2019

Wells Fargo Asset Management (“WFAM”) Stewardship
As fiduciaries, we are committed to effective stewardship of the assets we manage on behalf of our clients. To us, good stewardship reflects responsible, active ownership and includes both engaging with investee companies and voting proxies in a manner that we believe will maximize the long-term value of our investments.

Scope of Policies and Procedures. These Proxy Voting Policies and Procedures (“Policies and Procedures”) are used to determine how to vote proxies relating to portfolio securities held in client accounts managed by WFAM. With respect to client accounts of Funds Management, this includes, among others, Wells Fargo Funds Trust, Wells Fargo Master Trust, Wells Fargo Variable Trust, Wells Fargo Global Dividend Opportunity Fund, Wells Fargo Income Opportunities Fund, Wells Fargo Multi-Sector Income Fund, Wells Fargo Utilities and High Income Fund (the “Trusts”). It also includes Wells Fargo (Lux) Worldwide Fund and Worldwide Alternative Fund SICAV-SIF, both domiciled in Luxembourg (the “Luxembourg Funds”). Aside from the investment funds managed by Funds Management, WFAM also offers medium term note programs, managed for issuers of such notes domiciled in Luxembourg. Hereafter, all series of the Trusts, and all such Trusts not having separate series, and all sub-funds of the Luxembourg Fund, as well as the MTN issuers, are referred to as the “Investment Products”). In addition, these Policies and Procedures are used to determine how to vote proxies for the assets managed on behalf of WFAM’s other clients. Not all clients delegate proxy-voting authority to WFAM, however, and WFAM will not vote proxies, or provide advice to clients on how to vote proxies in the absence of specific delegation of authority, a pre-existing contractual agreement, or an obligation under the applicable law (e.g., securities that are held in an investment advisory account for which WFAM exercises no investment discretion are not voted by WFAM).

Luxembourg Products. These Policies and Procedures have been established, implemented and maintained, as they apply to WFAML, in accordance with Article 23 of CSSF Regulation No. 10-4 and the CSSF Circular 18/698. WFAML has delegated the portfolio management of the Luxembourg Fund it manages to WFAM and delegated the responsibility for exercising voting rights in conjunction with such delegation; as such, these Policies and Procedures shall apply to the portfolio management of the Fund. The respective portfolio management may also delegate the responsibility for exercising voting rights to another company with the prior consent of WFAML. Responsibility for exercising voting rights has also been delegated to WFAM with respect to the Worldwide Alternative Fund SICAV-SIF and to ECM with respect to the MTN issuers.

1 Includes Wells Capital Management Incorporated (“WellsCap”) and Wells Fargo Funds Management, LLC (“Funds Management”), Wells Fargo Asset Management Luxembourg (“WFAML“) and ECM Asset Management Limited (“ECM”). WFAML is a Luxembourg management company authorized to manage undertakings for collective investment in transferable securities (“UCITS”) by the Luxembourg Commission de Surveillance du Secteur Financier (“CSSF”) pursuant to chapter 15 of the Law of 17 December 2010 relating to undertakings for collective investment, as may be amended from time to time transposing the Directive 2014/91/EU of the European Parliament and of the Council of 23 July 2014 on the coordination of laws, regulations and administrative provisions relating to UCITS, as may be amended from time to time. Additionally, WFAML is authorized to provide discretionary portfolio management services and investment advice services.

Voting Philosophy. WFAM, comprised of investment advisers registered with the Securities and Exchange Commission and WFAML, has adopted these Policies and Procedures to ensure that proxies are voted in the best interests of clients and Investment Product investors, without regard to any relationship that any affiliated person of WFAM or the Investment Product (or an affiliated person of such affiliated person) may have with the issuer. WFAM exercises its voting responsibility as a fiduciary with the goal of maximizing value to clients consistent with governing laws and the investment policies of each client. While securities are not purchased to exercise control or to seek to effect corporate change through share ownership activism, WFAM supports sound corporate governance practices at companies in which client assets are invested. WFAM has established an appropriate strategy determining when and how the voting rights related to the instruments held in portfolios managed are exercised, so that these rights are exclusively reserved to the relevant Investment Product and its investors.

Proxy Administrator
The proxy voting process is administered by WellsCap’s Operations Department (“Proxy Administrator”), who reports to WFAM’s Chief Operations Officer. The Proxy Administrator is responsible for administering and overseeing the proxy voting process to ensure the implementation of the Policies and Procedures, including regular operational reviews, typically conducted on a weekly basis. The Proxy Administrator monitors third party voting of proxies to ensure it is being done in a timely and responsible manner, including review of scheduled vendor reports. The Proxy Administrator in conjunction with the Proxy Committee reviews the continuing appropriateness of the Policies and Procedures set forth herein, and recommends revisions as necessary.

Third Party Proxy Voting Vendor. WFAM has retained a third-party proxy voting service, Institutional Shareholder Services Inc. (“ISS”), to assist in the implementation of certain proxy voting-related functions including: 1.) Providing research on proxy matters 2.) Providing technology to facilitate the sharing of research and discussions related to proxy votes 3.) Vote proxies in accordance with WFAM’s guidelines 4.) Handle administrative and reporting items 5.) Maintain records of proxy statements received in connection with proxy votes and provide copies/analyses upon request. Except in instances where clients have retained voting authority, WFAM retains the responsibility for proxy voting decisions.

Proxy Committee and Sub-Committees. The WFAM Proxy Committee shall be responsible for overseeing the proxy voting process to ensure its implementation in conformance with these Policies and Procedures. The WFAM Proxy Committee shall coordinate with Wells Fargo Asset Management Risk and Compliance to monitor ISS, the proxy voting agent currently retained by WFAM, to determine that ISS is accurately applying the Policies and Procedures as set forth herein and operates as an independent proxy voting agent. WFAM’s ISS Vendor Oversight process includes an assessment of ISS’ Policy and Procedures (“P&P”), including conflict controls and monitoring, receipt and review of routine performance-related reporting by ISS to WFAM and periodic onsite due diligence meetings. Due diligence meetings typically include: meetings with key staff, P&P related presentations and discussions, technology-related demonstrations and assessments, and some sample testing, if appropriate. The WFAM Proxy Committee shall review the continuing appropriateness of the Policies and Procedures set forth herein. The WFAM Proxy Committee may delegate certain powers and responsibilities to subcommittees consisting of a “Proxy Voting Sub-Committee” and a “Proxy Governance Sub-Committee.”

Proxy Voting Sub-Committee. Among other delegated matters, the Proxy Voting Sub-Committee, in accordance with these Policies and Procedures, reviews and votes on routine proxy proposals that it considers under these Policies and Procedures in a timely manner. If necessary, the Proxy Voting Sub-Committee escalates issues to the Proxy Governance Sub-Committee that are determined to be material by the Proxy Voting Sub-Committee or otherwise in accordance with these Policies and Procedures. The Proxy Voting Sub-Committee coordinates with Wells Fargo Asset Management Risk and Compliance to review the performance and independence of ISS in exercising its proxy voting responsibilities.

Proxy Governance Sub-Committee. The Proxy Governance Sub-Committee reviews and, in accordance with these Policies and Procedures, votes on issues that have been escalated from the Proxy Voting Sub-Committee. Members of the Proxy Governance Sub-Committee also oversee the implementation of WFAM Proxy Committee recommendations for the respective functional areas in WFAM that they represent.

Meetings; Committee Actions. The WFAM Proxy Committee shall convene or act through written consent, including through the use of electronic systems of record, of a majority of WFAM Proxy Committee members as needed and when discretionary voting determinations need to be considered. Any sub-committee of the WFAM Proxy Committee shall have the authority on matters delegated to it to act by vote or written consent, including through the use of electronic systems of record, of a majority of the sub-committee members available at that time. The WFAM Proxy Committee shall also meet at least annually (each calendar year and within 15 months of the last meeting) to review the Policies and Procedures.

Membership. Members are selected based on subject matter expertise for the specific deliverables the committee is required to complete. The voting members of the Proxy Committee are identified in the WFAM Proxy Charter. Changes to the membership of the Proxy Committee will be made only with approval of the WFAM Proxy Committee. Upon departure from Wells Fargo Asset Management, a member’s position on the WFAM Proxy Committee will automatically terminate.

Voting Procedures. Unless otherwise required by applicable law,2 proxies will be voted in accordance with the following steps and in the following order of consideration:

2 Where provisions of the Investment Company Act of 1940 (the “1940 Act”) specify the manner in which items for any third party registered investment companies (e.g., mutual funds, exchange-traded funds and closed-end funds) and business development companies (as defined in Section 2(a)(48) of the 1940 Act) (“Third Party Fund Holding Voting Matters”) held by the Trusts or series thereof, WFAM shall vote the Third Party Fund Holding Voting Matter on behalf of the Trusts or series thereof accordingly.

1.

First, any voting items related to WFAM “Top-of-House” voting principles (as described below under the heading “WFAM Proxy Voting Principles/Guidelines”) will generally be voted in accordance with a custom voting policy with ISS (“Custom Policy”) designed to implement the WFAM’s Top-of-House voting principles.[3]

2.

Second, any voting items for meetings deemed of “high importance”[4] (e.g., proxy contests, mergers and acquisitions, capitalization proposals and anti-takeover proposals) where ISS opposes management recommendations will be referred to the Portfolio Management teams for recommendation or the Proxy Voting Sub-Committee (or escalated to the Proxy Governance Sub-Committee) for case-by-case review and vote determination.

3.	Third, with respect to any voting items where ISS Sustainability Voting Guidelines[5] provide a different recommendation than ISS Standard Voting Guidelines, the following steps are taken:
	a.	The WFAM Portfolio Risk Management and Analytics team (the “PRMA team”) evaluates the matter for materiality and any other relevant considerations.
b.

If the PRMA team recommends further review, the voting item is then referred to the Portfolio Management teams for recommendation or the Proxy Voting Sub-Committee (or escalated to the Proxy Governance Sub-Committee) for case-by-case review and vote determination.

	c.	If the PRMA team does not recommend further review, the matter is voted in accordance with ISS Standard Voting Guidelines.
4.	Fourth, any remaining proposals are voted in accordance with ISS Standard Voting Guidelines.[6]

Commitment to the Principles of Responsible Investment. As a signatory to the Principles for Responsible Investment, WFAM has integrated certain environmental, social, and governance factors into its investment processes, which includes the proxy process. As described under Voting Procedures above, WFAM considers ISS’s Sustainability Voting Guidelines as a point of reference in certain cases deemed to be material to a company’s long-term shareholder value.

Voting Discretion. In all cases, the Proxy Committee (and any sub-committee thereof) will exercise its voting discretion in accordance with the voting philosophy of these Policies and Procedures. In cases where a proxy item is forwarded by ISS to the Proxy Committee or a subcommittee thereof, the Proxy Committee or its sub-committee may be assisted in its voting decision through receipt of: (i) independent research and voting recommendations provided by ISS or other independent sources; (ii) input from the investment sub-adviser responsible for purchasing the security; and (iii) information provided by company management and shareholder groups.

3 The WFAM Proxy Committee may determine that additional review of a Top-of-House voting matter is warranted. For example, voting matters for declassified boards or annual election of directors of public operating and holding companies that have certain long-term business commitments (e.g., developing proprietary technology; or having an important strategic alliance in place) may warrant referral to the Proxy Voting Sub-Committee (or escalation to the Proxy Governance Sub-Committee) for case-by-case review and vote determination.
4 The term “high importance” is defined as those items designated Proxy Level 6, 5, or 4 by ISS, which include proxy contests, mergers, capitalization proposals and anti-takeover defenses.
5 ISS’s Sustainability Voting Guidelines seeks to promote support for recognized global governing bodies encouraging sustainable business practices advocating for stewardship of environment, fair labor practices, non-discrimination, and the protection of human rights.
6 The voting of proxies for Taft Hartley clients may incorporate the use of ISS’s Taft Hartley voting guidelines.

Portfolio Manager and Sub-Adviser Input. The WFAM Proxy Committee may consult with portfolio management teams and Fund sub-advisers on specific proxy voting issues as it deems appropriate. In addition, portfolio management teams or Fund sub-advisers may proactively make recommendations to the Proxy Committee regarding any proxy voting issue. In this regard, the process takes into consideration expressed views of portfolio management teams and Fund sub-advisers given their deep knowledge of investee companies. For any proxy vote, portfolio management teams and Investment Product advisers and sub-advisers may make a case to vote against the ISS or Proxy Committee’s recommendation (which is described under Voting Procedures above). Any portfolio management team’s or Investment Product adviser’s or sub-adviser’s opinion should be documented in a brief write-up for consideration by the Proxy Voting Committee who will determine, or escalate to the Proxy Governance Committee, the final voting decision.

Consistent Voting. Proxies will be voted consistently on the same matter when securities of an issuer are held by WFAM multiple client accounts unless there are special circumstances such as, for example, proposals concerning corporate actions such as mergers, tender offers, and acquisitions or as reasonably necessary to implement specified proxy voting guidelines as established by a client (e.g. Taft Hartley ISS Guidelines or custom proxy guidelines).

WFAM Top-of-House Proxy Voting Principles/Guidelines. The following reflects WFAM’s Top-of-House Voting Principles in effect as of the date of these Policies and Procedures. WFAM has put in place a custom voting policy with ISS to implement these voting principles.

Boards of Directors. We believe that Boards of Directors should have strong, independent leadership and should adopt structures and practices that enhance their effectiveness. We believe it is the responsibility of the Board of Directors to create, enhance, and protect shareholder value. We recognize that the optimal board size and governance structure can vary by company size, industry, region of operations, and circumstances specific to the company.

●	We generally vote for the election of Directors in uncontested elections. We reserve the right to vote on a case-by-case basis when directors fail to meet their duties as a board member, such as failing to act in the best economic interest of shareholders; failing to maintain independent audit, compensation, nominating committees; and failing to attend at least 75% of meetings, etc.
●	We generally vote for an independent board that has a majority of outside directors who are not affiliated with the top executives and have minimal or no business dealings with the company to avoid potential conflicts of interests.
●	Generally speaking, we believe Directors should sit on no more than 4 public boards at any given time. Directors serving on an excessive number of boards could result in time constraints and an inability to fulfill their duties.
●	We generally support adopting a declassified board structure for public operating and holding companies. We reserve the right to vote on a case-by-case basis when companies have certain long-term business commitments.
●	We generally support annual election of directors of public operating and holding companies. We reserve the right to vote on a case-by-case basis when companies have certain long-term business commitments.

Fund Voting Reporting Coordination. Voting decisions made by the WFAM Proxy Committee on behalf of the Trusts and their series will be reported to ISS to ensure that votes are registered in a timely manner and included in Form N-PX reporting.

Practical Limitations to Proxy Voting. While WFAM uses its reasonable best efforts to vote proxies, in certain circumstances, it may be impractical or impossible for WFAM to vote proxies (e.g., limited value or unjustifiable costs).

Securities on Loan. As a general matter, securities on loan will not be recalled to facilitate proxy voting (in which case the borrower of the security shall be entitled to vote the proxy). However, as it relates to portfolio holdings of the Investment Products, if the WFAM Proxy Committee is aware of an item in time to recall the security and has determined in good faith that the importance of the matter to be voted upon outweighs the loss in lending revenue that would result from recalling the security (e.g., if there is a controversial upcoming merger or acquisition, or some other significant matter), the security will be recalled for voting.

Share Blocking. Proxy voting in certain countries requires ‘share blocking’. Shareholders wishing to vote their proxies must deposit their shares with a designated depositary before the date of the meeting. Consequently, the shares may not be sold in the period preceding the proxy vote. Absent compelling reasons, WFAM believes that the benefit derived from voting these shares is outweighed by the burden of limited trading. Therefore, if share blocking is required in certain markets, WFAM will not participate and refrain from voting proxies for those clients impacted by share blocking.

Conflicts of Interest. WFAM may have a conflict of interest regarding a proxy to be voted upon if, for example, WFAM or its affiliates have other relationships with the issuer of the proxy. In most instances, conflicts of interest are avoided through a strict and objective application of the voting guidelines. However, when the Proxy Administrator is aware of a material conflict of interest regarding a matter that would otherwise require a vote by the Proxy Committee or that, in the determination of the Proxy Committee, otherwise warrants the taking of additional steps to mitigate the conflict, the Proxy Committee or the Proxy Administrator shall address the material conflict by using any of the following methods:

1.	Instructing ISS to vote in accordance with the recommendation ISS makes to its clients;
2.

With respect to any matters involving a portfolio holding of any Investment Product(s), disclosing the conflict to the Board of the relevant Investment Product(s) and obtaining its consent before voting with respect to shares held by the Investment Product(s);

3.

With respect to any matters involving a portfolio holding of any Investment Product(s), submitting the matter to the Board of the relevant Investment Product(s) to exercise its authority to vote on such matter with respect to shares held by the relevant Investment Product(s);

4.

Engaging an independent fiduciary who will direct the Proxy Committee how to vote on such matter following consultation with the Board of the relevant Investment Product(s) if the conflict pertains to a matter involving a portfolio holding of any Investment Product(s);

5.	Consulting with outside legal counsel for guidance on resolution of the conflict of interest;
6.

Erecting information barriers around the person or persons making voting decisions following consultation with the Board of any Investment Product(s) if the conflict pertains to a matter involving a portfolio holding of the relevant Investment Product(s);

7.

Voting in proportion to other shareholders (“mirror voting”) following consultation with the Board of any Investment Product(s) if the conflict pertains to a matter involving a portfolio holding of the relevant Investment Product(s); or

8.	Voting in other ways that are consistent with WFAM’s obligation to vote in the best interests of its clients and the investors in the Investment Products.

The Proxy Committee will not permit its votes to be influenced by any conflict of interest that exists for any other affiliated person of WFAM (such as a sub-adviser or principal underwriter) or any affiliated persons of such affiliated persons and the Proxy Committee will vote all such matters without regard to the conflict.

Vendor Oversight: The WFAM Proxy Administrator monitors the ISS proxy process against specific criteria in order to identify potential issues relating to account reconciliation, unknown and rejected ballot reviews, upcoming proxy reviews, share reconciliation oversight, etc.

III. Other Provisions

Policy Review and Ad Hoc Meetings
The Proxy Governance Committee meets at least annually to review this Policy and consider any appropriate changes. Meetings may be convened more frequently (for example, to discuss a specific proxy agenda or proposal) as requested by the Manager of Proxy Administration, any member of the Proxy Committee, or WFAM’s Chief Compliance Officer. The Proxy Committee includes representation from Portfolio Management, Operations, Portfolio Risk Management and Analytics and, in a non-voting consultative capacity, Compliance.

Records Retention
The WFAM Proxy Administrator will maintain the following records relating to the implementation of the Policies and Procedures:

■	A copy of these proxy voting policies and procedures;
■	Proxy statements received for client securities (which will be satisfied by relying on ISS);
■	Records of votes cast on behalf of Investment Products and separate account clients (which ISS maintains on behalf of WFAM);
■	Records of each written client request for proxy voting records and WFAM’s written response to any client request (written or oral) for such records; and
■	Any documents prepared by WFAM or ISS that were material to making a proxy voting decision.

Such proxy voting books and records shall be maintained at an office of WFAM in an easily accessible place for a period of six years.

Disclosure of Policies and Procedures
WFAM will disclose to its separate clients a summary description of its proxy voting policy and procedures via mail. A summary of the proxy voting policy and procedures will be disclosed in the registration statements for the open-end Trusts, and on the Wells Fargo (Lux) Worldwide Fund and Wells Fargo Funds websites.

WFAM will also provide to clients proxy statements and any records as to how WFAM voted proxies on behalf its client upon request. Clients may contact their relationship manager for assistance, or call WFAM at 1-800-259-3305 or by e-mail at wellscapclientadmin@wellsfargo.com to request a record of proxies voted on their behalf.

WFAM will publish high-level proxy voting statistics in periodic reports. However, except as otherwise required by law, WFAM has a general policy of not disclosing to any issuer specific or third party how its separate account client proxies are voted.

Approved by the Proxy Committee: December, 2018